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                                                                     EXHIBIT 3.1

                          TITANIUM METALS CORPORATION

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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                                  ARTICLE ONE
                                      NAME

         The name of the Corporation is "Titanium Metals Corporation" (hereinafter, the "Corporation").


                                  ARTICLE TWO
                    LOCATION OF REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE
                               CORPORATE PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE FOUR
                            AUTHORIZED CAPITAL STOCK

         4.1 CAPITAL STOCK. The total number of shares which the Corporation shall have authority to issue is 100,000,000 shares, consisting of
(a) 1,000,000 shares of Preferred Stock, with a par value of $0.01 per share ("Preferred Stock"); and (b) 99,000,000 shares of Common Stock, with a par value of $0.01 per share ("Common Stock").

         4.2 PREFERRED STOCK. The board of directors of the Corporation is authorized, subject to the limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers,
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preference rights and qualification, limitations or restrictions of the shares of the Preferred Stock of each such series.

         4.3     STOCK SPLIT AND CONVERSION.   On the effective date of this
Amended and Restated Certificate of Incorporation each share of Class A Common Stock and Class B Common Stock of the Corporation issued and outstanding will be automatically reclassified, combined, and converted into sixty-five (65) shares of Common Stock.


                                  ARTICLE FIVE
                                    DURATION

         The Corporation is to have perpetual existence.


                                  ARTICLE SIX
                                    BY-LAWS

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.


                                 ARTICLE SEVEN
                              STOCKHOLDER MATTERS

         Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.


                                 ARTICLE EIGHT
                            LIMITATION OF LIABILITY

         To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same presently exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.





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                                  ARTICLE NINE
                         CERTAIN BUSINESS COMBINATIONS

         The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.


                                  ARTICLE TEN
                                   AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.





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